                                                                                                     Exhibit 27 (q)

                                     Description of Pruco Life of New Jersey's Issuance, Increases
                                                 in or Addition of Insurance Benefits,
                                                Transfer and Redemption Procedures for
                                              Variable Universal Life Insurance Contracts
                                                 Pursuant to Rule 6e-3(T)(b)(12)(iii)

This document sets forth the  administrative  procedures  that will be followed by Pruco Life  Insurance  Company of New Jersey ("Pruco
Life of New Jersey") in connection with the issuance of its Variable  Universal Life Insurance Contract  ("Contract"),  the increase in or addition of benefits,  the transfer of assets held  thereunder,  and the  redemption by Contract  owners of their  interests in said
Contracts.

I.       Procedures Relating to Issuance and Purchase of the Contracts and to the Increase in or Addition of Benefits

         A.       Premium Schedules and Underwriting Standards

The  Contract has Flexible  Premiums - no premiums  are  required to be paid by a certain date except for the minimum  initial  premium required to start the Contract.  The minimum  initial  premium for the Contract,  and the charges from the Contract Fund to reflect the cost of insurance,  will not be the same for all Contract  owners.  Insurance is based on the principle of pooling and  distribution of mortality  risks,  which  assumes  that each  Contract  owner is  charged a cost  commensurate  with the  insured's  mortality  risk as actuarially  determined  utilizing factors such as age, sex (in most cases),  smoking status,  health and occupation.  Uniform premiums or charges for all insureds would discriminate  unfairly in favor of those insureds  representing  greater risks.  However, for a given face amount of insurance,  Contracts issued on insureds in a given risk  classification  will have the same minimum initial premium and charges.

The  underwriting  standards and premium  processing  practices  followed by Pruco Life of New Jersey are similar to those  followed in connection with the offer and sale of  fixed-benefit  life insurance,  modified where necessary to meet the requirements of the federal securities laws.

         B.       Application and Initial Premium Processing

Upon  receipt of a request  for life  insurance  from a  prospective  Contract  owner,  Pruco Life of New Jersey  will  follow  certain insurance  underwriting  (i.e.  evaluation of risk) procedures  designed to determine  whether the proposed  insured is insurable.  The process may involve such verification  procedures as medical  examinations and may require that further  information be provided by the proposed insured before a determination  can be made. A Contract cannot be issued,  (i.e.  physically  issued through Pruco Life of New
Jersey's computerized issue system) until this underwriting procedure has been completed.

These processing  procedures are designed to provide  temporary life insurance  coverage to every  prospective  Contract owner who pays the  minimum  initial  premium at the time the  request  for  coverage  is  submitted,  subject to the terms of the  Limited  Insurance
Agreement.  Since a Contract cannot be issued until after the underwriting  process has been completed,  we will provide temporary life insurance  coverage  through use of the Limited  Insurance  Agreement.  This coverage is for the total death benefit applied for, up to the maximum described by the Limited Insurance Agreement.

The Contract Date is the date as of which the  insurance  age of the proposed  insured is  determined.  It represents  the first day of the Contract year and therefore  determines the Contract  anniversary and also the Monthly dates.  It also represents the  commencement of the suicide and contestable periods for purposes of the Basic Insurance Amount and/or the supplemental insurance amount.

If the minimum initial premium is paid with the application and no medical  examination is required,  the Contract Date will ordinarily be the date of the  application.  If a delay is encountered  (for example,  if a request for further  information is not met promptly), the  Contract  Date will be 21 days  prior to the date on which  the  Contract  is  physically  issued.  If a  medical  examination  is required,  the Contract Date will ordinarily be the date the examination is completed,  subject to the same qualification as that noted
above.

If the premium paid with the  application is less than the minimum initial  premium,  the Contract Date will be determined as described above.  Upon receipt of the balance of the minimum initial  premium,  premiums will be applied as of the later of the Contract date and the dates that the premiums were received.

If no premium is paid with the  application,  the Contract Date will be the Contract Date stated in the Contract,  which will generally be the date the minimum initial premium is received from the Contract owner and the Contract is delivered.

There is one principal  variation from the foregoing  procedure.  If permitted by the insurance laws of the state in which the Contract is issued, the Contract may be backdated up to six months.

In  situations  where the Contract  Date  precedes  the date that the minimum  initial  premium is  received,  charges due prior to the initial premium receipt date will be deducted from the initial premium.

In general,  the invested  portion of the minimum  initial  premium will be placed in the Contract  Fund (as  described  under  Premium
Processing below) as of the later of (1) the Contract Date and (2) the date we receive the premium.

         C.   Premium Processing

Whenever a premium is received,  we will  subtract  the  front-end  charges.  The  remainder  of the initial  premium and any other net premium  received in Good Order at a Service  Office  during the 10 day period  following the receipt of the Contract will be allocated to the  Money  Market  investment  option  as of the  later of the  Contract  Date and the end of the  valuation  period in which it is received.  After  the 10th day,  these  funds  adjusted  for any  investment  results,  will be  transferred  out of the  Money  Market investment  option and allocated among the variable  investment  options and/or the fixed rate option according to your current premium allocation.  Premiums  other than those  received  prior to the Contract  Date and those  described  above will be allocated  among the variable  investment  options and/or the fixed rate option according to your current premium  allocation (less front-end charges) as of the date  received.  If the Contract  Date or the date the premium is received is not a business  day,  premiums  will be applied as of the next business day.

The Contract has a Right to Cancel Contract  provision,  which gives Contract owners the right to cancel the Contract within 10 days of its delivery (may be longer under  certain  circumstances).  If the purchase of this  Contract is a  replacement  under state law, this duration  will be extended to a period  required by such law,  but will not exceed 30 days.  During this  period,  100% of any invested premium will be allocated  into the Money Market  Investment  Option until the 10th day after  delivery of the Contract.  At the end of this period,  the funds are  re-allocated in accordance with the Initial  Allocation of Invested  Premium Amounts shown in the Contract
Data pages.

         D.   Reinstatement

The Contract may be  reinstated  within five years after  default  (this period will be longer if required by state law).  The Contract will not be reinstated if it was  surrendered  for its cash surrender  value. A Contract will be reinstated  upon receipt by Pruco Life of New  Jersey of a written  request  for  reinstatement  (a request by  telephone  may be  acceptable  under  certain  circumstances), production of evidence of insurability  satisfactory to Pruco Life of New Jersey and payment,  after front-end charges, of at least (a)
any amount  required to bring the cash value to zero on the date the  Contract  went into  default,  plus (b) the  deductions  from the
Contract  Fund during the grace period  following  the date of default,  plus (c) a premium to cover the  deductions  from the Contract
Fund for three Monthly dates  starting on the date of  reinstatement.  In addition,  any Contract debt (with  interest to date) must be restored or paid back. If debt with interest  exceeds the value of a loan that we would  otherwise  permit on the reinstated  Contract, the excess must be paid back to Pruco Life of New Jersey at the time of reinstatement.

Except for any such loan repayments,  Pruco Life of New Jersey will treat the amount paid upon  reinstatement as a premium.  Pruco Life of New Jersey will  deduct the  front-end  charges  plus any amount  required to bring the cash value to zero on the date the  Contract went into default plus any  deductions  from the Contract Fund that would have been made during the grace period.  The Contract Fund of the reinstated  Contract will,  immediately  upon  reinstatement,  be equal to this net premium  payment plus the part of any surrender charge deducted at the time of default, which would be charged if the Contract were surrendered immediately after reinstatement.

The reinstatement will take effect the date Pruco Life of New Jersey approves the request for reinstatement.

There is an alternative to this  reinstatement  procedure that applies only if the Contract is in default past it's days of grace by 61 days or less.  In such a case evidence of insurability may not be required.

         E.   Repayment of Loan

A loan made under the Contract may be repaid with an amount equal to the monies  borrowed plus  interest.  Interest  accrues daily at a fixed annual rate,  which depends on whether the loan is a "regular"  loan or a  "preferred"  loan.  The effective  annual rate that we charge on regular loans is 4%.  The effective annual rate that we charge on preferred loans is 3.10%.

When a loan is made,  Pruco Life of New Jersey will transfer an amount equal to the loan from the  investment  option(s).  While a loan is outstanding,  the amount of Contract Fund attributable to the outstanding loans,  whether they are regular loans or preferred loans, will be credited  with  interest at an annual rate of 3%. On each Monthly  date,  we will  increase the portion of the Contract Fund in the  investment  options by  interest  credits  accrued on the loan since the last  Monthly  date.  Pruco Life of New Jersey  thus will realize  the  difference  between  that rate and the fixed  loan  interest  rate(s),  which  will be used to cover the loan  investment expenses, income taxes, if any, and processing costs.

Upon repayment of Contract debt, the loan portion of the payment (i.e.,  not the portion of the payment for accrued  interest which has not yet been made part of the loan)  will be added to the  investment  option(s)  using the  investment  option  you  designate  or the investment  allocation  currently in effect for premium payments,  as selected by the Contract owner. Pruco Life of New Jersey reserves the right to change the manner in which it allocates loan repayments.

         F.       Increases in or Addition of Insurance Benefits

After  issue,  Pruco Life of New Jersey may permit  Contract  owners to  increase  or add to the  existing  insurance  amounts in a way similar to our new business procedures outlined above and in the prospectus.

II.      Transfers

Currently,  31 subaccounts  (the "variable  investment  options") are available for investment by Contract  owners of Pruco Life of New
Jersey Variable  Appreciable Account  ("Account"),  each of which is invested in shares of a corresponding  portfolio of the Funds. The
Funds are registered under the 1940 Act as open-end diversified  management investment  companies.  In addition, a fixed rate option is available.

Provided  the  Contract is not in default,  the Contract  owner may, up to 12 times each  Contract  year,  transfer  amounts  among the variable  investment options or to the fixed rate option. Once the limit has been reached,  additional  transfers may be made only with our consent.  Currently, we allow additional transfers.  After 20 transfers in a calendar year we will accept subsequent  transfer requests only if they are in a form acceptable to us, bear an original  signature in ink, and are sent to us by U.S. regular mail.

After the Contact owner has submitted 20 transfers in a calendar year, a subsequent  transfer  request by telephone,  fax or electronic means will be rejected, even in the event that it is inadvertently processed.

Currently,  certain  transfers  effected  systematically  under  either a dollar cost  averaging or an  automatic  rebalancing  program described in your  prospectus do not count towards the limit of 12 transfers per Contract year or the limit of 20 transfers per calendar year.  In the future,  we may count such transfers  towards the limit.

The  Contract  owner may, up to 12 times in each  Contract  year,  transfer  amounts  from one  variable  investment  option to another variable  investment option or to the fixed rate option without charge.  Additional  transfers are subject to an administrative  charge deducted  from the  Contract  Fund of up to $25.  Pruco  Life of New  Jersey  currently  charges  $25.  All or a portion  of the amount credited to a variable  investment  option may be  transferred.  Transfers out of the fixed rate option are subject to strict limits as described later in this section.  Transfers will not be made until 10 days after receipt of the Contract.

In  addition,  we may  restrict  the number,  timing,  and amount of  transfers  in  accordance  with our rules if we find the transfer activity to be  disruptive  to the  variable  investment  option or to the  disadvantage  of other  Contract  owners.  We may  prohibit transfer requests made by an individual acting under a power of attorney on behalf of more than one Contract owner.

Transfers  among  subaccounts  will take effect at the end of the valuation  period in which a proper  transfer  request is received in
Good Order at a Pruco Life of New  Jersey  Service  Office.  The  request  may be in terms of  dollars,  such as a request to  transfer
$5,000 from one  subaccount  to another,  or may be in terms of a percentage  reallocation  among  subaccounts.  In the latter case, as with premium reallocations, the percentages must be in whole numbers.

Only one transfer from the fixed rate option will be permitted  during each Contract  year. The maximum amount which may be transferred out of the fixed rate  option  each year is the  greater  of: (a) 25% of the amount in the fixed rate  option;  and (b)  $2,000.  These limits are subject to change in the  future.  Pruco Life of New Jersey may waive these  restrictions  for limited  periods of time in a non-discriminatory way.

III.     Redemption Procedures: Surrender and Related Transactions

         A.       Surrender for Cash Surrender Value

If the insured under a Contract is alive,  Pruco Life of New Jersey will pay the Contract's  cash surrender value within seven days, as of receipt of the following  items in Good Order at the Service  Office:  the Contract,  a signed  request for  surrender,  and any tax withholding  information  required  under  federal or state law.  Pruco Life of New Jersey  reserves the right to postpone  paying that part of the cash surrender value that is to come from any variable  investment option (provided by a separate account  registered under the  Investment  Company  Act of 1940) if:  (1) the New York  Stock  Exchange  is  closed;  or (2) the SEC  requires  that  trading  be restricted or declares an emergency.  The payment of any cash surrender value  attributable to the fixed-rate  option may be delayed up to six months.  If we do so for more than 30 days, Pruco Life of New Jersey will pay interest at the rate of 3% a year.

The Contract's  cash surrender  value is the Contract Fund,  minus any surrender  charge,  and minus any Contract debt upon  surrender.
The  surrender  charge is described in the  prospectus.  This charge is deducted to cover sales and  administrative  costs such as: the cost of processing  applications,  conducting  examinations,  determining insurability and the insured's rating class, and establishing records.

In lieu of the  payment of the cash  surrender  value in a single sum upon  surrender  of a Contract,  an  election  may be made by the
Contract  owner to apply  all or a portion  of the  proceeds  under  one of the  fixed  benefit  settlement  options  described  in the
Contract.  The fixed benefit settlement options are subject to the restrictions and limitations set forth in the Contract.

         B.       Withdrawals from the Contract Fund

A  withdrawal  from the Contract may be made only if the  following  conditions  are  satisfied.  First,  Pruco Life of New Jersey must receive a request for the withdrawal in a form that meets its need.  Second,  the cash surrender value after withdrawal may not be less than or equal to zero after  deducting  any charges  associated  with the  withdrawal.  Third,  the amount  withdrawn  must be at least
$500.  Fourth,  the basic insurance  amount after  withdrawal must be at least equal to the minimum basic insurance amount shown in the
Contract.  There is a fee of up to $25 for each  withdrawal.  We currently  charge the lesser of $25 and 2% of the  withdrawal  amount.
An amount withdrawn may not be repaid except as a premium subject to the applicable charges.

Whenever a withdrawal  is made,  the death benefit  payable will  generally be reduced by at least the amount of the  withdrawal.  This will not change the Basic Insurance Amount (minimum face amount  specified in the Contract) under a Type B (variable)  Contract or Type
C (return of premium)  Contract.  However,  under a Type A (fixed)  Contract,  a withdrawal  usually  requires a reduction in the Basic
Insurance  Amount and may require a reduction to the  supplemental  insurance amount coverage amount if the death benefit was increased to meet the  definition of life  insurance.  No withdrawal  will be permitted  under a Type A (fixed)  Contract if it would result in a
Basic Insurance Amount less than the minimum Basic Insurance Amount.

The Contract Fund is reduced by the sum of the cash withdrawn,  any surrender  charge  resulting from the  withdrawal,  and the fee for the withdrawal.  An amount equal to the reduction in the Contract Fund will be withdrawn from the investment options.

         C.   Death Claims

Pruco Life of New Jersey will pay a death benefit to the  beneficiary  at the  insured's  death if the Contract is in force at the time of that death.  The proceeds will be paid within seven days after  receipt of proof of death of the insured and all other  requirements necessary  to make  payment  in Good  Order at  Pruco  Life of New  Jersey's  Service  Office.  State  insurance  laws  impose  various requirements, such as receipt of a tax waiver, before payment of the death benefit may be made.

Pruco  Life of New  Jersey  reserves  the right to  postpone  payment of that part of the  proceeds  that is to come from any  variable investment  option  (provided by a separate  account  registered  under the Investment  Company Act of 1940) if; (1) the New York Stock
Exchange is closed;  or (2) the SEC requires that trading be restricted  or declares an  emergency.  Pruco Life of New Jersey  reserves the right to postpone paying the remainder for up to six months.

In addition,  payment of the death benefit is subject to the  provisions of the Contract  regarding  suicide and  incontestability.  In the event Pruco Life of New Jersey  should  contest the validity of a death claim,  an amount up to the portion of the Contract Fund in the variable investment options will be withdrawn, if appropriate, and held in Pruco Life of New Jersey's general account.

If the Contract is not in default,  the amount Pruco Life of New Jersey will pay will be the death  benefit  determined  as of the date of the insured's death reduced by any Contract debt.

If the  Contract is in default and the  insured's  death occurs  during its days of grace,  Pruco Life of New Jersey will pay the death benefit reduced by any Contract debt and the amount needed to pay charges through the date of death.

There may be an additional  benefit  payable from an  endorsement  or rider added to the  Contract.  No death benefit is payable if the insured's death occurs past the grace period.

On any  date,  the death  benefit  under a Type A  (fixed)  Contract  is the  greater  of:  (1) the  Basic  Insurance  Amount  plus the supplemental  insurance  amount,  and (2) the Contract  Fund before  deduction of any monthly  charges due on that date,  multiplied by attained age factors.  These factors vary by the insured's attained age and are shown in the Contract.

On any date,  the death  benefit  under a Type B  (variable)  Contract  is the  greater of: (1) the Basic  Insurance  Amount,  plus the supplemental  insurance  amount,  plus the Contract Fund before deduction of any monthly charges due on that date, and (2) the Contract
Fund before  deduction  of any  monthly  charges due on that date,  multiplied  by attained  age  factors.  These  factors  vary by the insured's  attained age and are shown in the Contract.  For the purposes of this  calculation,  the Contract Fund will be considered to be zero if it is less than zero.

On any date, the death benefit under a Type C (return of premium) Contract will always be the lesser of:

(1)      the basic  insurance  amount,  the  supplemental  insurance  amount,  plus the total  premiums paid into the Contract less any withdrawals,  both accumulated with interest at a rate between 0% and 8%; in ½% increments chosen by the Contract owner,  which is displayed in the Contract Data pages; and

(2)      the basic insurance amount,  the supplemental  insurance amount,  the Contract Fund before deduction of any monthly charge due on that date, plus the product of the Type C Limiting Amount  multiplied by the Type C Death Benefit Factor,  both found in the
        Contract Limitations section of the Contract Data pages.

However,  if the product of the Contract Fund before any monthly  charges  multiplied by the attained age factor is greater than either
(1) or (2),  described  above,  then it will become the Death  Benefit.  For the purposes of determining  the Type C death benefit,  we will not consider any charge to reinstate the Contract.

The proceeds  payable on death also will generally  include  interest (at a rate  determined by Pruco Life of New Jersey) from the date of death until the date of payment.  However, state insurance laws may impose additional or different requirements.

Pruco Life of New Jersey will make payment of the death benefit out of its general account,  and will transfer assets,  if appropriate, from the Account to the general account in an amount up to the Contract Fund.

In lieu of payment of the death  benefit in a single sum, an election may be made to apply all or a portion of the  proceeds  under one of the fixed benefit  settlement  options described in the Contract or, with the approval of Pruco Life of New Jersey, a combination of options. The election may be made by the Contract owner during the insured's lifetime,  or, at death, by the beneficiary.  An option in effect at death may not be changed to another form of benefit  after death.  The fixed  benefit  settlement  options are subject to the restrictions and limitations set forth in the Contract.

                D.   Default and Options on Lapse

The Contract can go into default if either (1) the Contract  debt ever grows to be equal to or more than the cash value,  or (2) on any
Monthly date,  the cash value is equal to or less than zero UNLESS it remains in force under the Limited  No-Lapse  Guarantee.  Monthly dates  occur on the  Contract  Date and in each later month on the same day of the month as the  Contract  Date.  The Limited  No-Lapse
Guarantee will hold if the Contract has no excess Contract debt and if premiums  accumulated at 4% less  withdrawals  accumulated at 4%
are greater than or equal to Limited No-Lapse Guarantee Values shown in the Contract.

The Contract  provides for a grace period  extending 61 days after the mailing date of the notice of default.  The  insurance  coverage continues  in-force during the grace period,  but if the insured dies during the grace period, any charges due to the date of the death are deducted from the amount payable to the beneficiary.

                E.   Loans

The Contract  provides that a Contract owner may take out a loan at any time a loan value is available  providing:  (1) the Contract is assigned to Pruco Life of New Jersey as the only  security for the loan,  (2) the insured must be living,  (3) the Contract must not be in default.

A regular loan is available  at any time and can equal up to the loan value (99% of the portion of the cash value  attributable  to the variable investment options and the balance of the cash value).

A preferred loan may be available  starting on the 10th Contract  anniversary  and can equal up to the maximum amount that may still be borrowed (loan value less existing loans) less total premiums paid less total withdrawals since the Contract Date.

A  regular  loan  remains a regular  loan - it will not  automatically  rollover  when a  preferred  loan is  available.  However,  any capitalization of interest on a regular loan will be treated as a preferred loan if the conditions for a preferred loan are met.

The  investment  options  will be  debited  in the  amount of the loan on the date the loan is  approved.  The  percentage  of the loan withdrawn  from each  investment  option will normally be equal to the  percentage  of the value of such assets held in the  investment option unless  otherwise  requested and Pruco Life of New Jersey agreed.  A Contract  owner may borrow up to the  Contract's  full loan value.  The loan provision is described in the Contract and in the prospectus.

A loan does not affect  charges.  When a loan is made,  the Contract Fund is not reduced,  but the value of the assets  relating to the
Contract held in the investment  option(s) is reduced.  Accordingly,  the daily changes in the cash  surrender  value will be different from what they would have been had no loan been taken.  Cash  surrender  values,  and possibly  death  benefits,  are thus  permanently affected by any Contract debt, whether or not repaid.

On settlement,  the amount of any Contract debt is subtracted from the insurance proceeds.  A loan will not cause the Contract to lapse as long as Contract debt does not equal or exceed the Contract  Fund,  less any  applicable  surrender  charges.  However,  if Contract debt ever becomes  equal to or more than the cash value,  all the  Contract's  benefits  will end 61 days after notice is mailed to the
Contract  owner and any known  assignee  (when  required by law),  unless  payment of an amount  sufficient  to end the default is made within that period.